                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          QUARTER ENDED
                                                                     MARCH 28,       MARCH 29,
                                                                       2003            2002
                                                                     -------        ----------

Weighted-average number of shares outstanding during period           16,623            16,533
Common Stock equivalents -
     Incremental shares under stock options plans                        142               437
                                                                     -------        ----------

Number of shares on which diluted earnings per share is based         16,765            16,970
                                                                     =======        ==========

Net income before cumulative effect of change
     in accounting principle                                         $   130        $      449

Cumulative effect of change in accounting principle                        -           (37,038)
                                                                     -------        ----------

Net income (loss)                                                    $   130        $  (36,589)
                                                                     =======        ==========

Basic net income (loss) per share
---------------------------------
Net income before cumulative effect of change
     in accounting principle                                         $  0.01        $     0.03
Cumulative effect of change in accounting principle                        -             (2.24)
                                                                     -------        ----------
Basic net income (loss) per share                                    $  0.01        $    (2.21)
                                                                     =======        ==========

Diluted net income (loss) per share
-----------------------------------
Net income before cumulative effect of change
     in accounting principle                                         $  0.01        $     0.03
Cumulative effect of change in accounting principle                        -             (2.19)
                                                                     -------        ----------
Diluted net income (loss) per share                                  $  0.01        $    (2.16)
                                                                     =======        ==========





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